Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc.

Raises Quarterly Dividend Payments by 11.1% and declares a $0.10 per share dividend

OAKVILLE, ONTARIO, (February 20, 2009): Tim Hortons Inc. (NYSE: THI, TSX: THI) today announced the Board of Directors has approved a 11.1% increase in the quarterly dividend to $0.10 per share.

The Board of Directors has approved an increase in the quarterly dividend to $0.10 per share and the first payment of a dividend at the new rate is payable on March 17th, 2009 to shareholders of record as of March 3rd, 2009. The Company’s current dividend policy is to pay a total of 20-25% of prior year, normalized annual net earnings in dividends each year, returning value to shareholders based on the Company’s earnings growth.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on March 10th, 2009 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on March 17th, 2009.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes coffee and donuts, premium coffees, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of December 28, 2008, Tim Hortons had 3,437 systemwide restaurants, including 2,917 in Canada and 520 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

MEDIA: Diane Slopek-Weber: (905) 339-6229 or slopek-weber_dianne@timhortons.com